Exhibit 99.1

News Release

RAYONIER REPORTS SECOND QUARTER 2024 RESULTS

•Second quarter net income attributable to Rayonier of $1.9 million ($0.01 per share) on revenues of $173.6 million
•Second quarter pro forma net income of $3.7 million ($0.02 per share)
•Second quarter operating income of $12.4 million, pro forma operating income of $13.1 million, and Adjusted EBITDA of $55.7 million
•Year-to-date cash provided by operations of $107.6 million and cash available for distribution (CAD) of $59.6 million
WILDLIGHT, FL — August 7, 2024 — Rayonier Inc. (NYSE:RYN) today reported second quarter net income attributable to Rayonier of $1.9 million, or $0.01 per share, on revenues of $173.6 million. This compares to net income attributable to Rayonier of $19.0 million, or $0.13 per share, on revenues of $208.9 million in the prior year quarter.
The second quarter results included $1.1 million of net costs associated with legal settlements1 and $0.7 million of costs related to disposition initiatives.2 Excluding these items and adjusting for pro forma net income adjustments attributable to noncontrolling interests,3 second quarter pro forma net income4 was $3.7 million, or $0.02 per share. This compares to pro forma net income4 of $7.8 million, or $0.05 per share, in the prior year period.
The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	June 30, 2024		June 30, 2023
	$	EPS	$	EPS

Revenues	$173.6		$208.9

Net income attributable to Rayonier	$1.9	$0.01	$19.0	$0.13
Net cost (recovery) on legal settlements[1]	1.1	0.01	(11.4)	(0.08)
Costs related to disposition initiatives[2]	0.7	—	—	—
Pro forma net income adjustments attributable to noncontrolling interests[3]	—	—	0.2	—
Pro forma net income[4]	$3.7	$0.02	$7.8	$0.05

Second quarter operating income was $12.4 million versus $20.1 million in the prior year period. Second quarter operating income included $0.7 million of costs related to disposition initiatives.2 Excluding this item, pro forma operating income4 was $13.1 million. This compares to pro forma operating income4 of $20.1 million in the prior year period. Second quarter Adjusted EBITDA4 was $55.7 million versus $69.2 million in the prior year period.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

The following table summarizes operating income (loss), pro forma operating income (loss),4 and Adjusted EBITDA4 for the current quarter and comparable prior year period:

	Three Months Ended June 30,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[4]		Adjusted EBITDA[4]
(millions of dollars)	2024	2023	2024	2023	2024	2023
Southern Timber	$17.1	$21.7	$17.1	$21.7	$33.9	$43.6
Pacific Northwest Timber	(1.5)	(2.4)	(1.5)	(2.4)	5.9	6.9
New Zealand Timber	2.9	2.4	2.9	2.4	7.7	8.3
Real Estate	5.8	8.6	5.8	8.6	18.9	20.3
Trading	0.1	0.1	0.1	0.1	0.1	0.1
Corporate and Other	(12.0)	(10.3)	(11.3)	(10.3)	(10.9)	(9.9)
Total	$12.4	$20.1	$13.1	$20.1	$55.7	$69.2

Year-to-date cash provided by operating activities was $107.6 million versus $126.3 million in the prior year period. Year-to-date cash available for distribution (CAD)4 was $59.6 million, which decreased $3.8 million versus the prior year period due to lower Adjusted EBITDA4 ($12.1 million), higher cash taxes paid ($0.2 million), and higher capital expenditures ($0.1 million), partially offset by lower cash interest paid (net) ($8.6 million).
“Market conditions remained challenging during the second quarter, translating to a 20% decline in Adjusted EBITDA versus the prior year quarter,” said Mark McHugh, President and CEO. “Much of this decline was attributable to lower harvest volumes in our Timber segments, reflecting generally softer demand and the deferral of some harvest activity. We expect to recoup much of this volume over the balance of the year, which should translate to stronger second half versus first half results for our Timber segments, collectively.”
“Second quarter Adjusted EBITDA in our Real Estate segment declined by 7% versus the prior year period, which was below our expectations entering the quarter due to the timing of closings in our Improved Development business. However, our full-year transaction pipeline remains strong, and we expect that second half results in our Real Estate segment will be significantly higher than first half results.”
“Overall, we are on track to achieve full-year Adjusted EBITDA towards the lower end of our prior guidance range, as further detailed later in this release.”
“During the second quarter, we also made significant progress on our $1 billion disposition plan. Specifically, we have several large transactions that are in various stages of evaluation or negotiation, and we expect to be in a position to provide additional details regarding these transactions over the next few months.”
Southern Timber
Second quarter sales of $59.3 million decreased $9.0 million, or 13%, versus the prior year period. Harvest volumes decreased 17% to 1.67 million tons versus 2.01 million tons in the prior year period, primarily driven by wet ground conditions that constrained production and softer demand from lumber mills. Average pine sawtimber stumpage realizations increased 1% to $29.28 per ton versus $29.07 per ton in the prior year period, primarily due to improved chip-n-saw pricing in most of our markets. Average pine pulpwood stumpage realizations increased 10% to $17.38 per ton versus $15.78 per ton in the prior year period, primarily driven by markedly improved demand from pulp mills and a favorable geographic mix. Overall, weighted-average net stumpage realizations (including hardwood) increased 2% to $22.21 per ton versus $21.85 per ton in the prior year period. Non-timber sales of $9.4 million decreased 5% versus the prior year period, as lower pipeline easement revenues were partially offset by growth in our land-based solutions business. Operating income of $17.1 million decreased $4.6 million versus the prior year period due to lower volumes ($3.6 million) and higher costs ($3.1 million), partially offset by lower depletion rates ($1.5 million) and higher net stumpage realizations ($0.6 million).
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Second quarter Adjusted EBITDA4of $33.9 million was 22%, or $9.7 million, below the prior year period.
Pacific Northwest Timber
Second quarter sales of $24.3 million decreased $8.0 million, or 25%, versus the prior year period. Harvest volumes decreased 12% to 293,000 tons versus 332,000 tons in the prior year period, primarily due to the Large Disposition we completed in Oregon in late 2023. Average delivered prices for domestic sawtimber decreased 7% to $90.70 per ton versus $97.37 per ton in the prior year period due to a combination of weaker demand from domestic lumber mills, reduced export market tension, and an unfavorable species mix, as a lower proportion of Douglas-fir sawtimber was harvested in the current year period. Average delivered pulpwood prices decreased 17% to $30.20 per ton versus $36.21 per ton in the prior year period, primarily due to softer mill demand in the region. Despite lower delivered pricing, net stumpage realizations increased 10% due to favorable pricing on stumpage sales and lower per-ton cut and haul costs on delivered volume. An operating loss of $1.5 million versus an operating loss of $2.4 million in the prior year period was driven by improved net stumpage realizations ($1.4 million) and lower depletion rates ($0.8 million), partially offset by lower non-timber income ($0.9 million), higher costs ($0.3 million), and lower volumes ($0.1 million).
Second quarter Adjusted EBITDA4 of $5.9 million was 14%, or $0.9 million, below the prior year period.
New Zealand Timber
Second quarter sales of $53.8 million decreased $7.1 million, or 12%, versus the prior year period. Sales volumes decreased 12% to 592,000 tons versus 673,000 tons in the prior year period, primarily due to softer export sawtimber demand. Average delivered prices for export sawtimber decreased 2% to $101.86 per ton versus $103.81 per ton in the prior year period, driven by weaker construction activity in China. Average delivered prices for domestic sawtimber declined 6% to $65.23 per ton versus $69.29 per ton in the prior year period. The decrease in domestic sawtimber prices was primarily driven by weaker domestic demand and decreased competition from export markets, coupled with the decline in the NZ$/US$ exchange rate (US$0.60 per NZ$1.00 versus US$0.62 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices decreased 4% versus the prior year period. Second quarter non-timber / carbon credit sales totaled $4.6 million versus $0.7 million in the prior year period. Operating income of $2.9 million increased $0.5 million versus the prior year period due to higher carbon credit income ($4.0 million), favorable foreign exchange impacts ($1.2 million), lower costs ($0.5 million), and lower depletion rates ($0.3 million), partially offset by lower net stumpage realizations ($4.2 million) and lower volumes ($1.3 million).
Second quarter Adjusted EBITDA4 of $7.7 million was 7%, or $0.6 million, below the prior year period.
Real Estate
Second quarter sales of $31.0 million decreased $1.1 million versus the prior year period, while operating income of $5.8 million decreased $2.9 million versus the prior year period. Sales and operating income decreased versus the prior year period due to lower weighted-average prices ($1,750 per acre versus $7,489 per acre in the prior year period), partially offset by significantly higher acres sold (14,600 acres sold versus 3,754 acres sold in the prior year period) and favorable deferred revenue adjustments.
Improved Development sales of $2.6 million included $1.6 million from the Heartwood development project south of Savannah, Georgia and $1.0 million from the Wildlight development project north of Jacksonville, Florida. Sales in Heartwood consisted of two residential pod sales totaling 47 acres for $1.6 million ($34,000 per acre). Sales in Wildlight consisted of an 8-acre commercial parcel for $1.0 million ($125,000 per acre). This compares to Improved Development sales of $12.2 million in the prior year period.
Rural sales of $7.5 million consisted of 1,439 acres at an average price of $5,189 per acre. This compares to prior year period sales of $15.6 million, which consisted of 3,411 acres at an average price of $4,582 per acre.
Timberland & Non-Strategic sales of $15.5 million consisted of a 13,106-acre transaction in New Zealand for $1,183 per acre. This transaction included several geographically-isolated parcels with low plantability (~50%),
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

a relatively young age-class distribution, and above-average operating costs. Prior year period Timberland & Non-Strategic sales were $0.3 million, which consisted of a 76-acre transaction for $3,344 per acre.
Second quarter Adjusted EBITDA4 of $18.9 million decreased $1.4 million versus the prior year period.
Trading
Second quarter sales of $5.3 million decreased $10.1 million versus the prior year period, primarily due to lower volumes and prices. Sales volumes of 55,000 tons decreased 59% versus the prior year period. The Trading segment generated operating income of $0.1 million, which was consistent with the prior year period.
Other Items
Second quarter corporate and other operating expenses of $12.0 million increased $1.7 million versus the prior year period, primarily due to $0.7 million of costs related to disposition initiatives,2 higher compensation and benefits expenses, and higher professional services fees.
Second quarter interest expense of $9.8 million decreased $2.6 million versus the prior year period, primarily due to lower average outstanding debt.
Second quarter income tax expense of $0.5 million increased $0.3 million versus the prior year period. The New Zealand subsidiary is the primary driver of income tax expense.
Update on Initiatives to Enhance Shareholder Value
We are pleased with the progress we have made on our previously announced $1 billion disposition plan. Although no transactions were completed during the quarter, we have been encouraged by the interest received from prospective buyers and continue to advance a variety of options to achieve our target. To this end, we are actively engaged on several significant transactions and expect to be in a position to provide additional information regarding such transactions concurrent with or prior to our third quarter earnings release.
Outlook
“Based on our first half results and expectations for the remainder of the year, we now expect that full-year Adjusted EBITDA will be toward the lower end of our prior guidance range and full-year pro forma EPS will be modestly below the low end of prior guidance,” added McHugh. “As indicated at the beginning of the year, our full-year 2024 financial guidance excludes the potential impact of any additional asset sales as part of the $1 billion disposition target that we announced in November 2023.”
“In our Southern Timber segment, we expect full-year harvest volumes toward the lower end of prior guidance as we look to opportunistically flex our volume in response to market conditions. We expect that pine stumpage realizations will be lower in the second half of the year as compared to the first half due to a less favorable geographic mix, lower sawlog prices, and a relatively higher proportion of thinning volume. Further, we continue to expect higher non-timber income for full-year 2024 relative to full-year 2023 driven by growth in our land-based solutions business. Overall, we anticipate full-year Adjusted EBITDA toward the lower end of our prior guidance range.”
“In our Pacific Northwest Timber segment, we expect to achieve full-year volumes slightly below our prior guidance. While pricing conditions have been relatively stable thus far in 2024, our ability to increase delivered log prices has been constrained by challenging domestic and export market conditions. Overall, we expect full-year Adjusted EBITDA toward the lower end of our prior guidance range.”
“In our New Zealand Timber segment, we remain on track to achieve our full-year volume guidance as we expect relatively higher production during the second half of the year as compared to the first half. Further, we continue to expect that full-year domestic and export sawtimber pricing will improve modestly relative to the full-year pricing achieved in 2023. Despite improved pricing conditions, we expect full-year Adjusted EBITDA to
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

fall slightly below our prior guidance range due to lower carbon credit sales, softer export markets, and elevated shipping costs.”
“In our Real Estate segment, we continue to see healthy interest in our development projects and rural properties. We continue to anticipate full-year Adjusted EBITDA within our prior guidance range, with transaction closing activity heavily concentrated in the fourth quarter.”
Conference Call
A conference call and live audio webcast will be held on Thursday, August 8, 2024 at 10:00 AM (ET) to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 888-604-9366 (domestic) or 517-308-9338 (international), passcode: RAYONIER. A replay of the conference call will be available one hour following the call until Sunday, September 8, 2024, by dialing 866-361-4936 (domestic) or 203-369-0184 (international), passcode: 4074.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1"Net cost (recovery) on legal settlements" reflects the net loss (gain) from litigation regarding insurance claims.
2"Costs related to disposition initiatives" include legal, advisory, and other due diligence costs incurred in connection with the Company’s asset disposition plan, which was announced in November 2023.
3"Pro forma net income adjustments attributable to noncontrolling interests" are the proportionate share of pro forma items that are attributable to noncontrolling interests.
4"Pro forma net income," "Pro forma operating income (loss)," "Adjusted EBITDA" and "CAD" are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of June 30, 2024, Rayonier owned or leased under long-term agreements approximately 2.7 million acres of timberlands located in the U.S. South (1.85 million acres), U.S. Pacific Northwest (417,000 acres) and New Zealand (410,000 acres). More information is available at www.rayonier.com.
___________________________________________________________________________________________________
Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings, including any downturn in the housing market; entry of new competitors into our markets; changes in global economic conditions and geopolitical tensions, including the war in Ukraine and escalating tensions between China and Taiwan as well as in the Middle East; business disruptions arising from public health crises and outbreaks of communicable diseases; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging, trucking and ocean freight services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions and/or to complete dispositions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, endangered species and development of real estate generally, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida and Washington, including changes in law, policy and political factors beyond our
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

control; the availability of financing for real estate development and mortgage loans; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; and our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures – To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma operating income (loss),” “pro forma net income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Contacts:
Investors/Media
Collin Mings
904-357-9100
investorrelations@rayonier.com
# # #
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
June 30, 2024 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
SALES	$173.6	$168.1	$208.9	$341.7	$387.9
Costs and Expenses
Cost of sales	(138.7)	(133.2)	(168.4)	(271.9)	(317.6)
Selling and general expenses	(20.6)	(19.0)	(19.0)	(39.6)	(35.7)
Other operating (expense) income, net	(1.9)	0.3	(1.4)	(1.5)	(3.9)
OPERATING INCOME	12.4	16.2	20.1	28.7	30.7
Interest expense, net	(9.8)	(9.7)	(12.4)	(19.6)	(24.1)
Interest and other miscellaneous income (expense), net	0.9	(5.0)	11.6	(4.1)	21.2
INCOME BEFORE INCOME TAXES	3.5	1.5	19.3	5.0	27.8
Income tax (expense) benefit	(0.5)	0.8	(0.2)	0.3	(1.3)
NET INCOME	3.0	2.3	19.1	5.3	26.5
Less: Net income attributable to noncontrolling interests in the operating partnership	—	—	(0.3)	—	(0.5)
Less: Net (income) loss attributable to noncontrolling interests in consolidated affiliates	(1.1)	(0.9)	0.2	(2.0)	1.3
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$1.9	$1.4	$19.0	$3.3	$27.3
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.01	$0.01	$0.13	$0.02	$0.18
Diluted earnings per share attributable to Rayonier Inc.	$0.01	$0.01	$0.13	$0.02	$0.18

Pro forma net income per share (a)	$0.02	$0.05	$0.05	$0.07	$0.06

Weighted Average Common Shares used for determining
Basic EPS	148,910,214	148,567,375	148,218,436	148,738,795	147,800,265
Diluted EPS (b)	151,268,289	151,376,049	150,965,191	151,322,169	151,028,340

(a)    Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and reconciliation to the nearest GAAP measure.
(b)    Diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding combined with the incremental weighted average number of shares that would have been outstanding assuming all potentially dilutive securities (including Redeemable Operating Partnership Units) were converted into shares of common stock at the earliest date possible. As of June 30, 2024, there were 148,979,418 common shares and 2,029,814 Redeemable Operating Partnership Units outstanding.
A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2024 (unaudited)
(millions of dollars)

	June 30,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$141.9	$207.7
Assets held for sale	1.0	9.9
Other current assets	87.0	99.3
Timber and timberlands, net of depletion and amortization	2,947.1	3,004.3
Higher and better use timberlands and real estate development investments	135.4	105.6
Property, plant and equipment	46.3	46.1
Less - accumulated depreciation	(20.2)	(19.1)
Net property, plant and equipment	26.1	27.0
Restricted cash	0.7	0.7
Right-of-use assets	91.0	95.5
Other assets	108.9	97.6
	$3,539.1	$3,647.6
Liabilities, Noncontrolling Interests in the Operating Partnership and Shareholders’ Equity
Other current liabilities	116.1	140.3
Long-term debt	1,363.7	1,365.8
Long-term lease liability	84.1	87.7
Other non-current liabilities	95.1	94.5
Noncontrolling interests in the operating partnership	59.0	81.7
Total Rayonier Inc. shareholders’ equity	1,806.8	1,860.5
Noncontrolling interests in consolidated affiliates	14.3	17.1
Total shareholders’ equity	1,821.1	1,877.6
	$3,539.1	$3,647.6

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
June 30, 2024 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2024	148,299,117	$1,497.7	$338.2	$24.6	$17.1	$1,877.6
Net income	—	—	1.4	—	0.9	2.3
Dividends ($0.285 per share)	—	—	(42.8)	—	—	(42.8)
Issuance of shares under incentive stock plans	752	—	—	—	—	—
Stock-based compensation	—	3.2	—	—	—	3.2
Adjustment of noncontrolling interests in the operating partnership	—	—	(0.3)	—	—	(0.3)
Other (a)	349,452	11.4	—	(2.2)	(3.6)	5.6
Balance, March 31, 2024	148,649,321	$1,512.3	$296.5	$22.4	$14.4	$1,845.6
Net income	—	—	1.9	—	1.1	3.0
Dividends ($0.285 per share)	—	—	(42.5)	—	—	(42.5)
Issuance of shares under incentive stock plans	396,849	—	—	—	—	—
Stock-based compensation	—	4.9	—	—	—	4.9
Adjustment of noncontrolling interests in the operating partnership	—	—	8.1	—	—	8.1
Other (a)	(66,752)	(2.2)	—	5.4	(1.2)	2.0
Balance, June 30, 2024	148,979,418	$1,515.0	$264.0	$27.8	$14.3	$1,821.1

C

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2023	147,282,631	$1,463.0	$366.6	$35.8	$15.3	$1,880.7
Issuance of shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs	400	—	—	—	—	—
Net income (loss)	—	—	8.5	—	(1.1)	7.4
Net income attributable to noncontrolling interests in the operating partnership	—	—	(0.2)	—	—	(0.2)
Dividends ($0.285 per share)	—	—	(42.2)	—	—	(42.2)
Issuance of shares under incentive stock plans	1,564	—	—	—	—	—
Stock-based compensation	—	2.5	—	—	—	2.5
Adjustment of noncontrolling interests in the operating partnership	—	—	(2.4)	—	—	(2.4)
Other (a)	728,384	23.8	—	(14.8)	—	9.0
Balance, March 31, 2023	148,012,979	$1,489.3	$330.3	$21.0	$14.2	$1,854.8
Net income (loss)	—	—	19.3	—	(0.2)	19.1
Net income attributable to noncontrolling interests in the operating partnership	—	—	(0.3)	—	—	(0.3)
Dividends ($0.285 per share)	—	—	(42.2)	—	—	(42.2)
Issuance of shares under incentive stock plans	372,149	—	—	—	—	—
Stock-based compensation	—	4.3	—	—	—	4.3
Adjustment of noncontrolling interests in the operating partnership	—	—	4.3	—	—	4.3
Other (a)	(116,685)	(3.9)	—	3.3	(0.7)	(1.3)
Balance, June 30, 2023	148,268,443	$1,489.7	$311.4	$24.3	$13.3	$1,838.7

(a)    Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of shares granted under the Company’s Incentive Stock Plan, pension and post-retirement benefit plans, foreign currency translation adjustments, mark-to-market adjustments of qualifying cash flow hedges, distributions to noncontrolling interests in consolidated affiliates and the allocation of other comprehensive income to noncontrolling interests in the operating partnership. The six months ended June 30, 2024 and June 30, 2023 also includes the redemption of 414,084 and 739,654 Redeemable Operating Partnership Units, respectively, for an equal number of Rayonier Inc. common shares.
C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
June 30, 2024 (unaudited)
(millions of dollars)

	Six Months Ended June 30,
	2024	2023
Cash provided by operating activities:
Net income	$5.3	$26.5
Depreciation, depletion and amortization	73.2	77.3
Non-cash cost of land and improved development	9.4	13.6
Timber write-offs resulting from casualty events	—	2.3
Stock-based incentive compensation expense	8.1	6.8
Deferred income taxes	(2.3)	(2.4)
Other items to reconcile net income to cash provided by operating activities	6.9	(0.4)
Changes in working capital and other assets and liabilities	7.0	2.6
	107.6	126.3
Cash used for investing activities:
Capital expenditures	(36.9)	(36.8)
Real estate development investments	(10.1)	(14.8)
Purchase of timberlands	—	(9.3)
Other	(0.4)	4.4
	(47.4)	(56.5)
Cash used for financing activities:
Dividends paid (a)	(115.5)	(85.2)
Distributions to noncontrolling interests in the operating partnership (b)	(1.7)	(1.6)
Proceeds from the issuance of common shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs	—	(0.1)
Distributions to noncontrolling interests in consolidated affiliates	(3.8)	—
Other	(4.1)	(4.1)
	(125.1)	(91.0)
Effect of exchange rate changes on cash and restricted cash	(0.9)	(0.8)
Cash, cash equivalents and restricted cash:
Change in cash, cash equivalents and restricted cash	(65.8)	(22.0)
Balance, beginning of year	208.4	115.4
Balance, end of period	$142.6	$93.4
(a)The six months ended June 30, 2024 includes an additional cash dividend of $0.20 per common share, totaling $29.8 million. The additional dividend was paid on January 12, 2024, to shareholders of record on December 29, 2023.
(b)The six months ended June 30, 2024 includes an additional cash distribution of $0.20 per Redeemable Operating Partnership Unit, totaling $0.5 million. The additional distribution was paid on January 12, 2024, to holders of record on December 29, 2023.
D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
June 30, 2024 (unaudited)
(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Sales
Southern Timber	$59.3	$70.0	$68.3	$129.3	$140.2
Pacific Northwest Timber	24.3	25.2	32.3	49.5	66.7
New Zealand Timber	53.8	45.7	60.9	99.5	105.0
Real Estate	31.0	15.6	32.0	46.5	48.3
Trading	5.3	11.8	15.4	17.1	28.0
Intersegment Eliminations	—	(0.1)	(0.1)	(0.1)	(0.2)
Sales	$173.6	$168.1	$208.9	$341.7	$387.9

Operating income (loss)
Southern Timber	$17.1	$23.0	$21.7	$40.1	$43.9
Pacific Northwest Timber	(1.5)	(4.4)	(2.4)	(5.8)	(5.9)
New Zealand Timber	2.9	7.4	2.4	10.3	1.7
Real Estate	5.8	(0.1)	8.6	5.7	9.5
Trading	0.1	—	0.1	0.2	0.4
Corporate and Other	(12.0)	(9.8)	(10.3)	(21.8)	(18.9)
Operating income	$12.4	$16.2	$20.1	$28.7	$30.7

Pro forma operating income (loss) (a)
Southern Timber	$17.1	$23.0	$21.7	$40.1	$43.9
Pacific Northwest Timber	(1.5)	(4.4)	(2.4)	(5.8)	(5.9)
New Zealand Timber	2.9	7.4	2.4	10.3	4.0
Real Estate	5.8	(0.1)	8.6	5.7	9.5
Trading	0.1	—	0.1	0.2	0.4
Corporate and Other	(11.3)	(9.8)	(10.3)	(21.1)	(18.9)
Pro forma operating income	$13.1	$16.2	$20.1	$29.3	$33.0

Adjusted EBITDA (a)
Southern Timber	$33.9	$44.8	$43.6	$78.7	$86.4
Pacific Northwest Timber	5.9	4.7	6.9	10.6	14.0
New Zealand Timber	7.7	11.4	8.3	19.2	14.4
Real Estate	18.9	4.6	20.3	23.5	26.9
Trading	0.1	—	0.1	0.2	0.4
Corporate and Other	(10.9)	(9.3)	(9.9)	(20.2)	(18.1)
Adjusted EBITDA	$55.7	$56.2	$69.2	$111.9	$124.0
(a)Pro forma operating income (loss) and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
June 30, 2024 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Six Months Ended
	June 30,	June 30,
	2024	2023
Cash Provided by Operating Activities	$107.6	$126.3
Working capital and other balance sheet changes	(13.5)	(5.7)
Net cost (recovery) on legal settlements (a)	2.4	(20.5)
Capital expenditures (b)	(36.9)	(36.8)
Cash Available for Distribution (c)	$59.6	$63.3

Net Income	$5.3	$26.5
Interest, net and miscellaneous income	15.4	23.6
Income tax (benefit) expense (d)	(0.3)	1.3
Depreciation, depletion and amortization	73.2	77.3
Non-cash cost of land and improved development	9.4	13.6
Non-operating expense (income) (e)	8.3	(20.6)
Costs related to disposition initiatives (f)	0.7	—
Timber write-offs resulting from casualty events (g)	—	2.3
Adjusted EBITDA (h)	$111.9	$124.0
Cash interest paid, net (i)	(11.6)	(20.1)
Cash taxes paid	(3.8)	(3.7)
Capital expenditures (b)	(36.9)	(36.8)
Cash Available for Distribution (c)	$59.6	$63.3

Cash Available for Distribution (c)	$59.6	$63.3
Real estate development investments	(10.1)	(14.8)
Cash Available for Distribution after real estate development investments	$49.4	$48.6

PRO FORMA NET INCOME (j):
	Three Months Ended						Six Months Ended
	June 30, 2024		March 31, 2024		June 30, 2023		June 30, 2024		June 30, 2023
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net Income Attributable to Rayonier Inc.	$1.9	$0.01	$1.4	$0.01	$19.0	$0.13	$3.3	$0.02	$27.3	$0.18
Net cost (recovery) on legal settlements (a)	1.1	0.01	1.3	0.01	(11.4)	(0.08)	2.4	0.02	(20.5)	(0.14)
Costs related to disposition initiatives (f)	0.7	—	—	—	—	—	0.7	—	—	—
Pension settlement charges, net of tax (k)	—	—	4.5	0.03	—	—	4.5	0.03	—	—
Timber write-offs resulting from casualty events (g)	—	—	—	—	—	—	—	—	2.3	0.02
Pro forma net income adjustments attributable to noncontrolling interests (l)	—	—	(0.1)	—	0.2	—	(0.1)	—	(0.2)	—
Pro Forma Net Income	$3.7	$0.02	$7.0	$0.05	$7.8	$0.05	$10.7	$0.07	$8.9	$0.06

F

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (m) (h):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
June 30, 2024
Operating income (loss)	$17.1	($1.5)	$2.9	$5.8	$0.1	($12.0)	$12.4
Costs related to disposition initiatives (f)	—	—	—	—	—	0.7	0.7
Pro forma operating income (loss)	$17.1	($1.5)	$2.9	$5.8	$0.1	($11.3)	$13.1
Depreciation, depletion and amortization	16.8	7.4	4.8	6.7	—	0.4	36.1
Non-cash cost of land and improved development	—	—	—	6.4	—	—	6.4
Adjusted EBITDA	$33.9	$5.9	$7.7	$18.9	$0.1	($10.9)	$55.7

March 31, 2024
Operating income (loss)	$23.0	($4.4)	$7.4	($0.1)	—	($9.8)	$16.2
Depreciation, depletion and amortization	21.8	9.1	4.0	1.7	—	0.4	37.1
Non-cash cost of land and improved development	—	—	—	3.0	—	—	3.0
Adjusted EBITDA	$44.8	$4.7	$11.4	$4.6	—	($9.3)	$56.2

June 30, 2023
Operating income (loss)	$21.7	($2.4)	$2.4	$8.6	$0.1	($10.3)	$20.1
Depreciation, depletion and amortization	21.9	9.2	5.9	2.2	—	0.4	39.7
Non-cash cost of land and improved development	—	—	—	9.4	—	—	9.4
Adjusted EBITDA	$43.6	$6.9	$8.3	$20.3	$0.1	($9.9)	$69.2

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (m) (h):

Six Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
June 30, 2024
Operating income (loss)	$40.1	($5.8)	$10.3	$5.7	$0.2	($21.8)	$28.7
Costs related to disposition initiatives (f)	—	—	—	—	—	0.7	0.7
Pro forma operating income (loss)	$40.1	($5.8)	$10.3	$5.7	$0.2	($21.1)	$29.3
Depreciation, depletion and amortization	38.6	16.5	8.8	8.4	—	0.9	73.2
Non-cash cost of land and improved development	—	—	—	9.4	—	—	9.4
Adjusted EBITDA	$78.7	$10.6	$19.2	$23.5	$0.2	($20.2)	$111.9

June 30, 2023
Operating income (loss)	$43.9	($5.9)	$1.7	$9.5	$0.4	($18.9)	$30.7
Timber write-offs resulting from casualty events (g)	—	—	2.3	—	—	—	2.3
Pro forma operating income (loss)	$43.9	($5.9)	$4.0	$9.5	$0.4	($18.9)	$33.0
Depreciation, depletion and amortization	42.5	19.9	10.4	3.7	—	0.8	77.3
Non-cash cost of land and improved development	—	—	—	13.6	—	—	13.6
Adjusted EBITDA	$86.4	$14.0	$14.4	$26.9	$0.4	($18.1)	$124.0

(a)“Net cost (recovery) on legal settlements” reflects the net loss (gain) from litigation regarding insurance claims.
(b)“Capital expenditures” exclude timberland acquisitions of $9.3 million during the six months ended June 30, 2023.
(c)“Cash Available for Distribution” (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments) and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for common stock dividends, distributions to operating partnership unitholders, distributions to noncontrolling interests, repurchase of the Company's common shares, debt reduction, timberland acquisitions and real estate development investments. CAD is not necessarily indicative of the CAD that may be generated in future periods.
(d)The six months ended June 30, 2024 includes a $1.2 million income tax benefit related to the pension settlement.
(e)The six months ended June 30, 2024 includes $5.7 million of pension settlement charges and $2.4 million of net costs associated with legal settlements. The six months ended June 30, 2023 includes $20.5 million of net recoveries associated with legal settlements.
(f)“Costs related to disposition initiatives” include legal, advisory, and other due diligence costs incurred in connection with the Company’s asset disposition plan, which was announced in November 2023.
(g)“Timber write-offs resulting from casualty events” includes the write-off of merchantable and pre-merchantable timber volume damaged by casualty events that cannot be salvaged.
(h)“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating expense (income), costs related to disposition initiatives, timber write-offs resulting from casualty events and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors
F

can use to evaluate the operational performance of the assets under management. It excludes specific items that management believes are not indicative of the Company’s ongoing operating results.
(i)“Cash interest paid, net” is presented net of patronage refunds received of $8.3 million and $6.2 million during the six months ended June 30, 2024 and June 30, 2023, respectively. In addition, cash interest paid, net is presented net of cash interest received of $4.2 million and $0.6 million during the six months ended June 30, 2024 and June 30, 2023, respectively.
(j)“Pro forma net income” is defined as net income attributable to Rayonier Inc. adjusted for its proportionate share of the net costs (recoveries) associated with legal settlements, costs related to disposition initiatives, pension settlement charges, timber write-offs resulting from casualty events and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
(k)“Pension settlement charges, net of tax" reflects the net loss recognized in connection with the termination and settlement of the Company’s defined benefit plan.
(l)“Pro forma net income adjustments attributable to noncontrolling interests” are the proportionate share of pro forma items that are attributable to noncontrolling interests.
(m)“Pro forma operating income (loss)” is defined as operating income (loss) adjusted for costs related to disposition initiatives, timber write-offs resulting from casualty events and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
F